Filed Pursuant to Rule 424(b)(3)

File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 6

to Prospectus, as amended and restated,

declared effective on March 27, 2008

(Registration No. 333-133393)

WINMARK CORPORATION

This Prospectus Supplement No. 6 supplements our Prospectus, as amended and restated, declared effective March 27, 2008 (as previously supplemented by the prospectus supplements dated May 12, 2008, June 13, 2008, August 4, 2008, September 4, 2008 and November 5, 2008, collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 6 together with the Prospectus.

This Prospectus Supplement No. 6 includes the attached Current Report on Form 8-K of Winmark Corporation as filed by us with the Securities and Exchange Commission on January 23, 2009.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 6 is January 23, 2009.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 23, 2009

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

4200 Dahlberg Drive, Suite 100 Golden Valley, MN 55422-4837

(Address of Principal Executive Offices)  (Zip Code)

(612) 520-8500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01           Other Events and Regulation FD Disclosure.

On January 23, 2009, Winmark Corporation announced in a press release that during the fourth quarter of 2008 it took an impairment charge relating to its investment in Tomsten, Inc. (d/b/a Archiver’s).  A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

Item 9.01           Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release dated January 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

Date: January 23, 2009	By:	/s/ Anthony D. Ishaug
Anthony D. Ishaug
Chief Financial Officer

5

EXHIBIT INDEX

to

Form 8-K

Winmark Corporation

Exhibit	Description

99.1	Press Release dated January 23, 2009.

Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

IMPAIRMENT CHARGE FOR INVESTMENT IN TOMSTEN, INC.

Minneapolis, MN (January 23, 2009)  —  Winmark Corporation (Nasdaq: WINA) announced today  that  it took an impairment charge relating to its’ investment in Tomsten, Inc. (d/b/a Archiver’s).

The impact to Winmark’s financial statements include:

•

A $2.8 million reduction to the carrying value of Winmark’s investment in Archiver’s. As of December 27, 2008, the book value of Winmark’s investment was $2.3 million down from $5.2 million at the end of the third quarter;

•	A reduction of Winmark’s equity of $2.8 million;

•	A reduction of pre-tax income of $2.8 million for the quarter ended December 27, 2008. The charge will negatively impact earnings per share by $0.52 per share for the quarter.

On an ongoing basis Winmark will continue to record its pro rata share of Archiver’s earnings and/or losses.

Winmark plans to announce its fourth quarter and year-end results on February 24, 2009.

Winmark Corporation creates, supports and finances business.  At December 27, 2008, there were 870 franchises in operation under the brands Play It Again Sports®, Once Upon A Child®, Plato’s Closet®, Music Go Round® and there were 54 territories in operation under the Wirth Business Credit® brand.  An additional 45 retail franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.